Exhibit I in File No. 70-9319

               CINERGY CORP. CONSOLIDATED CAPITALIZATION
                                 ACTUAL
                             JUNE 30, 1998

                                                 $ Millions   Percentage

Common Stock Equity
  Common stock                                   $        2
  Paid-in capital                                     1,599
  Retained earnings                                     905
  Accumulated other comprehensive income                 (3)
      Total common stock equity                       2,503      40.6%
Cumulative Preferred Stock of Subsidiaries
  Not subject to mandatory redemption                    93       1.5%
Debt
  Long-term debt                                      2,193
  Long-term debt due within one year                    252
  Notes payable and other short-term
    obligations                                       1,120
      Total debt                                      3,565      57.9%

Total capitalization                             $    6,161     100.0%

The following table sets forth Cinergy's pro forma capitalization, assuming that the entire amount of non-recourse debt applicable to Exempt Entities which is attributable to Cinergy's ownership interest ($1.1 billion) is consolidated. It should be noted that such consolidation is inconsistent with the requirements of GAAP, and is being provided to the staff of the Securities and Exchange Commission solely at its request.






                CINERGY CORP. CONSOLIDATED CAPITALIZATION
                                PRO FORMA
                              JUNE 30, 1998

                                                 $ Millions   Percentage

Common Stock Equity
  Common stock                                   $        2
  Paid-in capital                                     1,599
  Retained earnings                                     905
  Accumulated other comprehensive income                 (3)
      Total common stock equity                       2,503      34.6%
Cumulative Preferred Stock of Subsidiaries
  Not subject to mandatory redemption                    93       1.3%
Debt
  Long-term debt                                      3,150
  Long-term debt due within one year                    254
  Notes payable and other short-term
    obligations                                       1,231
      Total debt                                      4,635      64.1%

Total capitalization                                 $7,231     100.0%